Exhibit 99.2

ASYST TECHNOLOGIES, #11028179

Fourth Quarter 2005 Fiscal Year Conference
May 10, 2005, 2:00 p.m., PT
Chairperson: Stephen Schwartz

Operator	Good afternoon, ladies and gentlemen, and welcome to the Asyst Technologies fourth quarter of 2005 financial year conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As reminder, this conference is being recorded today, Tuesday, May 10, 2005.

I would now like to turn the conference over to Mr. John Swenson, Vice President of Investor Relations and Corporate Communications. Please go ahead, sir.

J. Swenson	Thank you. Good afternoon, everyone, and welcome to the fiscal 2005 fourth quarter conference call for Asyst Technologies. A press release detailing our results for the quarter was distributed via business wire at approximately 1:00 p.m. Pacific Time this afternoon, May 10, 2005. The release will be posted to our website which is at www.asyst.com. To access the release interested parties should click on the Investor Relations link followed by the Press Release link.

I need to remind you that during today’s call we will make forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as the earnings press release. We also will present non-GAAP financial information in this conference call. For a description of what is excluded from non-GAAP results and a reconciliation of GAAP to non-GAAP results, please refer to the press release which again is posted on our website.

Now to our conference call. With us today are Steve Schwartz, Chairman and CEO, Warren Kocmond, Chief Operating Officer, and Bob Nikl, our Chief Financial Officer. Warren will begin with an overview of our sales and operational performance for the quarter. Bob will follow with a discussion of the financial results and outlook and then Steve will provide a strategic perspective. After the formal comments we will be happy to take your questions. And now I’ll turn the call over to Warren Kocmond. Warren.

W. Kocmond	Thank you, John. During the fourth quarter we continued to advance our key operational initiatives across the business. For the operations group these are aimed at two equally important objectives.

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First is to systematically improve our bottom line performance using all the levers available to us which includes manufacturing cost reductions, increasing the market penetration of higher margin products and reductions in operating costs.

Second is to assure that Asyst is a superior supply chain partner and solutions provider to our OEM and end user customers. We had highlights in all these areas which we will touch on throughout our comments.

Total net bookings in the quarter were $130 million which compares with $154 million in the prior quarter. Fourth quarter bookings at ATI were $44 million, up 19% from $38 million in the third fiscal quarter. This uptick primarily reflects the timing of certain OEM orders for 300mm tool automation products. We do not believe that marks a fundamental change in demand. We continue to view the bookings environment for ATI products as essentially flat.

Bookings at ASI were $86 million, essentially all of which was for semiconductor. This represents our second best quarter ever for semiconductor AMHS bookings behind last quarter’s level of $111 million.

Moving to net bookings by region the results were as follows: North America, 16%; Japan, 49%; Taiwan, 21%; other Asia Pacific, 6%; and Europe, 8%. Our consolidated backlog stood at approximately $193 million as of the end of the quarter.

Our Q4 bookings included a total of 10 OEM design wins for both hardware and software products including another win for the Spartan Portal. We won AMHS expansion orders from 7 different customers for 9 different projects including continuing expansion orders from our large Taiwan foundry customer and a memory customer in Japan.

We also received 3 new wins for the Spartan Sorter. We have become accustomed to winning every sorter evaluation with the Spartan, but we were especially pleased to add our second OEM customer for the Spartan Portal. We have targeted OEMs that have good unit volume tools and will value the system level solution that we provide. With 2 current OEM customers in additional evaluations underway, we’re beginning to see solid momentum for the Spartan Portal.

Now to sales. Consolidated net sales for the quarter were $142 million, down as expected from $161 million in the third quarter. Net sales at ATI were $39.2 million which is at the high end of the guidance we provided in February. Although overall ATI sales were down, the Spartan Sorter continued to ramp as expected during the quarter.

We achieved ATI gross margin of 38%. This is an improvement of 4 points

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over the third quarter despite a 25% decline in sales and unfavorable changes in mix. Our improvement was driven by a combination of material cost reductions, better management of the supply chain and further reductions in fixed costs.

Spartan represented 12% of ATI sales in Q4 and our manufacturing cost plan for the product continued on schedule. We awarded the product to Selectron in Q3 after a thorough qualification process. We already are producing a significant portion of the subassembly components in Singapore. We’ll continue to transition the production over the summer and expect to have final assembly and task fully transitioned to Singapore by the end of our second fiscal quarter.

In fiscal Q1 we expect Spartan to represent an even more significant percentage of our sales as customers accept a large number of systems that were shipped over the past several months. Although Spartan margins in Q1 will be better than they were in Q4, we expect the large spike in Spartan revenue to put some downward pressure on ATI gross margins.

We also have continued to improve ATI’s customer satisfaction metrics. Fourth quarter on time delivery was in excess of 99%. Although this was achieved in a declining volume environment, we believe that the improvements in our supply chain and process flow are real and sustainable. With few exceptions our quality metrics at ATI have been good and moving in the right direction. On many products our quality’s among the highest in the industry and in cases where we lag, we have corrective action plans in place and measure our progress weekly.

We also have made significant progress on lead times for certain products and spares while simultaneously reducing our inventory exposure. In our model more than 80% of our manufacturing cost is variable. Just as the company envisioned at the outset of this program we have a process and a partnership established with Selectron that is providing shorter lead times, excellent delivery, high quality and stronger gross margin. With the commercialization of the Spartan Sorter we also are seeing the benefits we had expected in terms of short time to volume and time to cost. We intend to run more new products through this manufacturing engine including the Spartan Portal and we expect to move the ASI supply chain into the Selectron family as well.

Now to ASI. Net sales at Asyst Shinko were $102.9 million compared with $109.3 million in Q3. Sales related to flat panel display MHS were approximately $34 million compared to $46 million in the prior sequential quarter; $27 million in the flat panel revenue related to our large flat panel project in Taiwan, and only $9 million of the project was in backlog as of the end of the period.

ASI’s gross margin in the fourth quarter was 19% which is up 9 points from

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the Q3 level. This was driven by several factors. We recognized less of our large low margin flat panel project in the quarter than expected and the revenue that we did recognize on the project carried better gross margin than we saw last quarter. In addition we recognized much more revenue than expected from higher gross margin projects in both semiconductor and flat panel.

Stronger gross margin beginning to flow through ASI’s P&L is a direct result of improved account and project management with very little benefit so far from reduced material costs. We expect to achieve ASI gross margin for fiscal Q1 of approximately 20% which is 1 to 2 quarters ahead of schedule. In addition, by the third quarter of this fiscal year we expect to begin to see benefits from our material cost reduction programs at ASI.

The global ATI supply chain team and the team at ASI have been working together closely to identify and prioritize the opportunities for alternative sourcing as well as opportunities to combine the purchasing power of both companies into truly global sourcing initiatives. We expect to start with commodities such as printed circuit board assemblies and cables in the Q3/Q4 timeframe and plan to transition additional components in subassemblies as part of a continuous improvement program.

In summary we are hitting or exceeding our operational targets at both ATI and ASI and our positive momentum continues to build. We believe we have the right market position, products and operational capability to achieve sustainable profitability and that remains a key focus of the operations organization. With that I’ll turn the call over to Bob Nikl.

B. Nikl	Thank you, Warren. Our continuing operational improvements at both ATI and ASI were evident in the financial results for Q4. Although consolidated fourth quarter sales of $142.1 million were down 12% from the third quarter, gross margin for the quarter was 24%, up 6 points from 18% in the third fiscal quarter.

Consolidated operating expenses excluding amortization were $29.4 million, down from $32.6 million in Q3. Consolidated R&D expenses totaled $7.5 million, down approximately $1 million from third quarter levels.

R&D spending at ATI was down $1.4 million as a result of actions taken in Q3 while spending at ASI was up approximately $.4 million primarily related to new Gen 7 and Gen 8 flat panel AMHS development activities.

Consolidate SG&A expenses were $22 million, down from $24.1 million in Q3. Q3 included certain accounting and legal costs as well as an increased bad debt provision at ASI, while the fourth quarter included higher audit costs primarily related to Sarbanes-Oxley. Although our Sarbanes-Oxley related costs will continue to be relatively high in Q1 we still expect SG&A spending in the June quarter to be approximately $1 to $2 million lower than

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what we saw in Q4.

Other expense was $.5 million which primarily reflects net interest expense partially offset by royalty income.

Net loss for the fiscal fourth quarter on a GAAP basis was $2.9 million, or 6 cents per share which compares with a loss of $11.6 million, or 24 cents per share in the prior quarter. The non-GAAP net loss for the quarter was $2.5 million, or 5 cents per share which compares with a non-GAAP net loss of $1.7 million, or 4 cents per share in the third quarter.

Now moving on to the balance sheet. Cash, cash equivalents and short term investments at quarter end totaled $101 million, down from $131 million at the end of December. We were essentially cash flow neutral on the P&L for the period. We paid down $17 million of debt during the quarter and the remainder of the change in cash is primarily related to other changes in working capital. We expect to generate free cash flow in Q1 primarily as a result of expected improvements in operating performance and conversion of accounts receivable.

Accounts receivable totaled $190 million as of the end of the quarter which is down from $210 million at the end of December. DSO was 119 days which is essentially flat with the prior quarter.

Inventory at the end of the quarter was $30 million which is down from $42 million at the end of December.

Short term debt as of the end of March was $20.6 million, down from $36.2 million at the end of December. All of this debt is in Japan at an average interest rate of 1.4%.

Now to our outlook. For the fiscal first quarter ending in June we expect to report consolidated net sales in the range of $120 to $130 million. We expect ATI to again be in the range of $35 to $40 million and ASI to be in the range of $85 to $90 million. We expect to report a GAAP net loss in the range of $3 to $5 million or 6 to 10 cents per share and we expect the non-GAAP net loss to be in the range of $1 to $3 million or 2 to 6 cents per share. With that I will turn the call over to Steve.

S. Schwartz	Thank you, Bob. Our comments so far have been focused on the fourth quarter. I’d like to shift gears and talk about the year we just completed as well as our goals for fiscal 2006.

We entered the past year focused on improving our profitability. We also were focused on increasing market share in both semiconductor and flat panel display, stabilizing and then exploiting our outsourced manufacturing model and reentering the sorter market.

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We met or exceeded our market share, manufacturing and new product objectives for the year. Our sales for the year topped $611 million which was a 103% increase over sales for fiscal 2004. We were profitable for the first half of the year, but not to the degree that we should have achieved in light of the sales growth. We climbed a steep and expensive learning curve in the flat panel business and our poor financial execution at ASI drove the delay in our second quarter results and the restatement of our first quarter.

We reported good results for the December quarter and we believe that we showed incremental improvement in the March quarter. However, none of us believe that meeting or exceeding our objectives over the last two quarters alone is sufficient. It reflects only that we’re getting our arms around the business, that we have identified our remaining challenges and that we’re positioned to chart our future.

In the past year approximately one-fourth of our sales were generated by flat panel display, fulfilling the strategic objective to diversify the business while leveraging our core competencies. By virtue of winning the customers that were spending most aggressively, we believe that we ended the year in the number we market share position in flat panel with an estimated 35% to 40% of the market. This is up from an estimated 15% in 2003.

In addition we ended the year as a preferred supplier for 2 of the top 4 companies in flat panel which was another one of our objectives. We believe that the top 4 or 5 in the industry will continue to add capacity at Generation 6 and above albeit on an unpredictable schedule. We’ll pursue opportunities to further penetrate and profitably penetrate these top spenders during fiscal 2006.

In the semiconductor world this is the time of year when firms such as Data Quest and VLSI Research release their semiconductor equipment market share data which tends to drive a lot of talk about who’s gaining and who’s losing. Although the data is somewhat useful, we believe that it largely misses the significant revenue and market share captured by very capable Japanese participants in the tool automation business, particularly the manufacturers of atmospheric robots and load ports.

We nonetheless were pleased that Data Quest gave us credit for sales growth of 111% in our semiconductor business in calendar 2004 which significantly outpaced the other large players in automation and was a full 50 points higher than our only significant U.S. competitor. Looking only at our served market, which does not include certain software or vacuum categories tracked by Data Quest, we increased our overall share in semiconductor from 23% in 2003 to 31% in 2004, a full 8 points of market share gain.

In semiconductor AMHS, we entered the year as the leader in 300mm with an estimated 50% share and a 29% share of the total semiconductor AMHS market according to the LSI. As customers dramatically expanded 300mm

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capacity over the past year we received more than our fair share of business, both through our current customer base and through market share gains. According to Data Quest and VLSI we ended calendar 2004 as the number one overall player in semiconductor AMHS with 38% share as reported by Data Quest and 40% share as reported by VLSI.

After being largely a non-factor in the wafer sorter market for the previous 3 years, during fiscal 2005 we reentered the sorter market with our new Spartan platform. To date we’ve received orders for more than 120 units and on a run rate basis we believe that now we have the number one sorter in the market. We believe that we added to our leading position in load ports during 2004. We believe we also added to our leading positions in connectivity software and RFID whip tracking where we had a record year.

From an operational perspective, ATI was a dramatic turnaround story in fiscal 2005. After coming very far, very fast in our key strategic initiative to outsource our manufacturing we ended fiscal 2004 with a relatively immature and largely untested supply chain and we had hurt ourselves and our customers with poor operational performance early in the upturn. We incurred extra cost to catch up with customer commitments, but by the first quarter of fiscal 2005 we began to turn things around. By the third quarter we were achieving on time delivery in excess of 95% and during the fourth quarter we achieved in excess of 99%. Today ATI ranks among the best suppliers in automation and we are focused on staying there.

ATI also turned the corner from a gross margin perspective during fiscal 2005. The 38% gross margin we delivered in the fourth quarter matches ATI’s best performance since we began the transition to outsource manufacturing. To illustrate the magnitude of this improvement, in the June 2004 quarter we achieved a 36% gross margin on $72 million of revenue with more than 40% of sales coming from our high margin, 200mm SMIF products. In the most recent quarter we achieved 38% gross margin with only an 8% contribution from 200mm SMIF products and we did it on roughly half the volume of the June 2004 quarter. This is strong validation that the outsource model indeed provides the variable cost structure needed to manage through the cyclical changes in the business.

At ASI we’ve had challenges related to margin, largely due to the flat panel business, but as evidenced by last quarter’s performance we believe we are turning this around. The 19% gross margin we reported for Q4 is the best we have achieved since September of 2003 and is much closer to the historical average gross margin for the business.

ASI also continues to operate at a high level on every customer satisfaction metric. During fiscal 2005 we won the coveted Preferred Quality Supplier Award from our largest U.S. end user customer.

As we look ahead to fiscal 2006 our focus is squarely on improved

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profitability. To get there we continue to implement 2 key initiatives. First, we’ll stay on track to reduce manufacturing costs at ATI through alternative sourcing of materials and greater efficiency in our manufacturing operations while at the same time pursuing supply chain excellence on behalf of our customers. We’re moving ahead on cost reduction and stronger project management at ASI, as well as tighter integration with ATI in all aspects of the business. These efforts are visible in our results of the last quarter and also will provide the opportunity to profitably pursue incremental business in flat panel and semiconductor AMHS.

Second, we continue to penetrate new products such as the Spartan Sorter, new AMHS products for both semiconductor and flat panel, and new software products. We’ve begun to leverage the Spartan Sorter success with the Spartan Portal. These new products provide stronger margins than our current generation of 300mm factory interface products and give us the opportunity to increase revenue with no change in the cycle. We also continue to invest in the next generation of automation solutions.

To summarize we believe that we are on the right path and focused on executing in our core businesses. We know that we have great products and can drive revenue and gain market share. We also know from customer feedback that they see our operational progress and value us as a supplier. With these tremendous assets as a foundation, we believe that crisp execution of the business plan will lead the company to sustained profitability.

That concludes our formal comments and now we’ll ask the operator to come back on so we can take your questions. Operator?

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you’d like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers.

Our first question comes from Brett Hodess with Merrill Lynch. Please to ahead.

B. Hodess	Good afternoon. A couple questions. First, I think you commented up front that the order trends in ATI were flat. I was wondering if you could comment on how you see business semi versus flat panel trending and what the order pattern might look like in the near term? And the second question was when you look at the P&L, the SG&A seems mostly loaded on the ATI side. Is that simply because headquarters and what not is here in the U.S. and so you load it more heavily that way?

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S. Schwartz	Hi, Brett. This is Steve. I’ll take the first part here related to the AMHS. We had a strong AMHS booking quarter. If you look back on Q3 combined with Q4, we booked 111 million of semi previous quarter, 86 in Q4, gives about 200 million of semi bookings.

In the fourth quarter we didn’t book any appreciable flat panel display. However, in the first quarter, in the current quarter, flat panel started to pick up. Now we don’t anticipate we’re going to take another $150 million order, but the number of customers, the number of repeat orders if you will is up, probably going to be 3 or 4, and flat panel’s starting to pick up. We believe semi is probably going to soften a little bit from the 2 strongest quarters that we’ve had in the history of the company.

B. Nikl	Brett, it’s Bob. With regard to your question on SG&A. Yes, certainly have to concur that the profile is heavily skewed to ATI and that’s not really unique this quarter. As you would imagine there are a number of corporate types of headquarter expense that occur here that actually benefit the entire company.

We’ve also witnessed the incurring of what I would refer to as audit and S-Ox related costs that we’re bearing here in the ATI books. But would like to emphasize the fact that ASI looks very lean because in fact it is very lean from an SG&A operating perspective. We still have some work to do here at home on the op ex side, but that pretty much accounts for the skew.

B. Hodess	Very good. Thank you.

Operator	Thank you. Our next question comes from CJ Muse with Lehman Brothers. Please go ahead.

CJ Muse	Good afternoon. You showed nice sequential improvement in margins for ASI. I’m curious how sustainable you think that is. Were there any one time items that fell into this quarter that drove strength there?

W. Kocmond	CJ, this is Warren. Actually we think that the gross margin going forward is relatively sustainable. Certainly there have been some one time events as we had mentioned in the actual release during the discussion, but looking forward again we do see this as being sustainable and that it should be repeatable in out quarters too.

CJ Muse	And how do you think about mix between flat panel and semi and the impact that would have on margins for that business?

S. Schwartz	CJ, this is Steve. We’re pretty cautious about the flat panel business we take, the nature of the business we take and actually what we anticipate to book in the current quarter will have margins that look much closer between flat panel and semi so the mix won’t have a significant impact for what we plan to book here in the near term.

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CJ Muse	Okay. And can you talk about the expected timing for the large Gen 7.5 order from one of your existing SPD customers?

S. Schwartz	Actually, CJ, we can’t because we’re not sure about it exactly, but we think spending or the commitments anyway are here. Some have already taken place and some are coming up in the next quarter or two.

CJ Muse	Okay and final question for me. You gave guidance for ASI, but I’m not sure if I heard ATI. Are you guiding direct to that or just sequentially higher?

B. Nikl	No, in fact the revenue guidance was 35 to 40 for ATI, CJ.

CJ Muse	I’m sorry, for gross margin.

B. Nikl	Oh, sorry. For gross margin, no, we didn’t really guide specifically for ATI this time around.

CJ Muse	Would you care to?

B. Nikl	CJ, probably in the range 35% to 36% is what we’re looking at right now.

CJ Muse	Great. Thank you.

Operator	Thank you. Our next question comes from Steve O’Rourke with Deutsche Bank. Please go ahead.

S. O’Rourke	Thank you. Good afternoon. A couple of follow up questions. First, Steve, did you say that some of the orders for the Gen 7.5 projects are in? Did I mishear that?

S. Schwartz	We didn’t take any orders, Steve, but we think some of the business has been committed.

S. O’Rourke	What’s driving the pick up in FPD AMHS in the June quarter? Is this expansion or newly announced projects?

S. Schwartz	We have expansion on the radar screen right now.

S. O’Rourke	Okay. And, Warren, I think you mentioned in your prepared remarks that you talked about lower costs in ASI by the third quarter. Is there a way you can help quantify this?

W. Kocmond	What we think we can continue to do is leverage the supply chain, as I’d mentioned earlier, but relative to actual costs going down, my suspicion is that we can see probably $1.5 to $2 million improvement.

S. O’Rourke	And if the 20% run rate for gross margin for AMHS is a realistic assumption

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should we see that improve with these cost improvements by fiscal third quarter or above that?

W. Kocmond	Yeah, I think so. As I’d also mentioned in the initial reading we’ve seen the kind of gross margin that we’re reporting right now without a whole lot of benefit from the supply chain improvements that we think we can see out in the Q3/Q4 timeframe so yeah, I think so.

S. O’Rourke	And when you consider the pricing environment between say FPD or silicon AMHS, can you get gross margins to be comparable on both or will one always lag the other?

W. Kocmond	I think that in fact we can see them become comparable and a few minutes ago Steve had alluded to the fact that we’ve been a little bit more selective in terms of what we’re looking at. But even after being more selective period wanes I think we’re still going to have the opportunity to have comparable margins.

S. O’Rourke	Fair enough. Thank you.

Operator	Thank you. Our next question comes from Bill Lu with Piper Jaffray. Please go ahead.

D. Tong	Hi, thanks. This is actually Dennis Tong for Bill Lu. First question, I think you mentioned that for the next quarter because of the ramp of Spartan you’re going to see some pressure on the gross margin. Can you just talk a little bit why is that and what you’re going to do in terms of improving the gross margin for Spartan.

W. Kocmond	This is Warren again. As I’d mentioned, there is a larger percentage of Spartans that will be recognized in the current quarter and what we’ve talked about over the last couple of quarters or last couple of calls is that we’ve been putting a tremendous amount of energy both into cost reduction and in some cases around engineering assisted cost reduction that begins to go into place in about 1 1/2 quarters or so. That at the same time is coupled with the transition of this product to Selectron Shinei where we see a fairly significant obvious reduction in our overall cost structure so I think as we’ve also been saying, the Q3 timeframe should see a fairly significant reduction and that’s when we should also see an uptick in our overall gross margins.

D. Tong	I see. My next question is I think you mentioned about the break even level around $50 million last quarter. Now with the gross margin better than before is that the number or are you going to see a different number now for ATI?

B. Nikl	Dennis, it’s Bob. I would say yeah we’re reasonably optimistic that as we continue to make progress on the cost reduction side of the house that the break even point can come down so right now the goal is to get a break even

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performance somewhere around the $45 million neighborhood.

D. Tong	Okay. Thank you very much.

B. Nikl	You bet.

Operator	Thank you. Our next question comes from Ben Pang with Prudential. Please go ahead.

B. Pang	I have a couple of questions on the flat panel business. You mentioned that you are the preferred supplier for 2 of the 4 companies. What does that mean in terms of market share? How do these projects usually shake out in terms of the share of AMHS that you can get on these projects?

S. Schwartz	Ben, this is Steve. We had one project that was pretty significant last year. I think everybody’s aware at times it feels bigger than it probably even was. The market position we have, we had about $200 million of flat panel business last year and that was most of the business that we had. That was probably 30% to 35% of the flat panel AMHS opportunity last year.

B. Pang	Okay and you also mentioned you still have like 3 or 4 projects that are continuing to order small increments of AMHS. Is that right?

S. Schwartz	Yes, and we have in terms of things that are of appreciable size, we have 2 Gen 5 customers and 2 Gen 6 customers and the order levels here we’re going to see are in the range of a few million dollars to $10 to $15 million for follow on.

B. Pang	At this point until you get the bigger orders for the Gen 7 then your backlog is going to be going down for the flat panel, right? In the current quarter you’re in, you essentially will ship the remainder of the large project, right?

S. Schwartz	That’s correct. There’s about $9 million left. We plan to ship about all of that in the current quarter.

B. Pang	Okay. And right now what’s the turns ... how much of the percentage of the business at ATI is turns business?

W. Kocmond	This is Warren. I’m thinking it’s probably around 30%-35% at this point, it’s a little higher than normal, but in that range.

B. Pang	Does that change once you transition to some of the outsourcing? How does that number change after you get to full transition?

W. Kocmond	I think that what we’re going to see is as I mentioned, we’ve been spending a fair amount of time bringing our lead times down and it obviously doesn’t necessarily change the buying pattern of our customers, but it certainly enables us to meet requirements that they may have and therefore perhaps

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displace our competition with those shorter lead times. I would expect just due to that capability we may see more of the turns business in out quarters.

B. Pang	Okay. Thanks a lot.

Operator	Thank you. Our next question comes from Robert Maire with Needham & Company. Please go ahead.

R. Maire	A couple questions. You had mentioned that the ATI break even you’re expecting to get down to about 45. And the ASI break even, where do you think that’ll wind up?

S. Schwartz	Robert, that’ll be probably somewhere I’d guess around the $70-$75 million range.

R. Maire	Any expectation on your part as to what quarter you’re doing your current planning to break even?

B. Nikl	Robert, it’s tough just from an outlook standpoint, but we know that if we repeated this quarter again we’d be at break even levels already.

R. Maire	Okay, so if we just took current revs and current split, we’d be break even?

B. Nikl	Because of the progress we’re making on both margin and cost op ex standpoint.

R. Maire	Okay, other questions. You’ve always historically had a few quarter lead time over others on the semiconductor side of the industry. Is that similar to flat panel and has that lead time changed at all? Are we seeing orders or patterns and orders being placed closer to fab construction times or has that changed in any way or any hesitance on the part of customers?

S. Schwartz	I think on the semi leads it’s pretty much the same and on the flat panel, the nature of the construction project gives a little bit different timing. But, Robert, I can’t comment exactly on what the order pattern is relative to the equipment manufacturer for flat panel. As some of these projects now are ... the best way to explain it is the biggest project we have is pretty significant installation going steadily over a 4 quarter period so far.

R. Maire	Okay. And in terms of where we’ve been of AMHS as a percentage of overall fab project cost, where do you think we are and where do you think we’ve been and where do you think we’re going as a percentage of the overall cost?

J. Swenson	Robert, this is John. AMHS by itself is somewhere around 1% to 2% we think of total cap ex in a 300mm factory. All automation is somewhere around 4% to 6%.

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R. Maire	Okay. And where do you think, you think that’s flattish now?

J. Swenson	It’s pretty constant. Some dynamics may change if we can introduce new products that maybe bring incremental value, but it’s pretty constant.

R. Maire	Okay and last question. If I look on the geographic basis in terms of strength or weakness in the different geographic and/or product segments, could you give us your view as to where you see more strength or maybe not necessarily in the orders in the current quarter, but the pipeline going forward?

S. Schwartz	Robert, for us Japan is very strong. Market share position is high there. A lot of activity in Taiwan. We do not have a very strong position in Korea so that’s been the case. In flat panel we do, in semi we don’t have a position in Korea. In North America not so much activity. In Europe, little activity from our standpoint.

R. Maire	Okay and other markets insignificant at this point?

S. Schwartz	Yeah, if you look at the bookings, again a couple quarters ago 87% of our bookings were in Asia. In the past quarter 76% of the bookings were in Asia so without question that’s where the center of everything is. Our strengths are really Japan and Taiwan. From a share standpoint China, but there hasn’t been a lot going on in China lately.

R. Maire	Okay. And while you mention that, service as a percentage of your overall order business and revenue business has been relatively constant, no change in that mix I would imagine.

W. Kocmond	This is Warren.It’s typically been around 10% or so.

R. Maire	Okay, no substantial change.

W. Kocmond	No, we don’t see that.

R. Maire	Okay, great. Thanks.

Operator	Thank you. Our next question comes from Chris Blansett with JP Morgan. Please go ahead.

C. Blansett	Hi, guys. I had a couple questions about some gross margin comments you made. You made a comment that some of lower gross margin projects out there did not get signed off. Does that insinuate that they’re still sitting out there for this quarter?

S. Schwartz	I think what we said was there was $9 million still in backlog of the low gross margin project we booked almost a year ago and we do expect that to flush through the P&L in the current quarter.

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C. Blansett	Moving around here I have random questions. On your Spartan Sorter versus your Spartan factory interfaces do you see any gross margin differences there?

S. Schwartz	Between the Sorter and the Portal?

C. Blansett	Yeah, sorry.
S. Schwartz	As we begin the process of introducing the Portal, I suspect it’ll go through the same evolution that the Sorter has, but in the long run it’s going to leverage the same architecture. And quite frankly I think it will benefit from some of the progress that we will have already made in the Sorter so over time we’ve got a pretty good shot at this thing being comparable. Having said that, it’s obviously not quite as complicated a product, but that’s by definition and so we expect we should be able to structure it appropriately too.

C. Blansett	Do you have any leads on any OEMs who might want to look at this?

S. Schwartz	Yes, several. We’ve actually got some that are already using it.

C. Blansett	A question about flat panel and the move to the different generations. Do you guys see gross margins changing as you go from say a Gen 5 product to Gen 7. Does it change or is it pretty constant?

S. Schwartz	We don’t know about Gen 7 yet. Chris, when we look back on repeat Gen 5 business and repeat Gen 6 business, when we get to the repeat level the gross margin’s pretty similar.

C. Blansett	Okay. Do you believe going forward that Gen 7 will be similar?

S. Schwartz	We’d guess so because we think the mechanisms for both delivery and pricing are pretty similar amongst the competitors.

C. Blansett	Your major U.S. competitor decided to do selective AMA test projects themselves and do you think this has helped you recently in your own gross margins by them becoming more selective in what they choose?

S. Schwartz	I’m not sure it has any impact on our gross margin as we’re in different places, different geographies so we really don’t see them very much in the field. Out of 300mm to be sure.

C. Blansett	Alright, so basically there’s very little overlap between the two?

S. Schwartz	Yes.

C. Blansett	And last question, did you give a headcount for the end of the quarter?

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B. Nikl	No, we didn’t. I’d say total company right now we’re still digesting the ASI piece because of the number of temps involved, but it’s roughly north of 500.

C. Blansett	Alright. Thank you very much.

Operator	Thank you. Our next question come from Kevin Vassily with Susquehanna Financial Group. Please go ahead.

S. Biggs	Good afternoon, Steve. This is Sander Biggs for Kevin. A quick question on flat panel. Can you quantify the total revenue opportunity per fab at Gen 7 versus Gen 6?

S. Schwartz	Sander, I can’t right now. Let me give you 2 Gen 6 projects just to at least give you a range there. We had one that ultimately will be about $80 million of equipment and another one that’s going to be closer to $200 million of equipment so it’s going to be really customer specific. The thing that we do see is probably the first movers at Gen 7 are going to break their fabs into pretty significant phases, almost to be considered different fabs. And if you asked us to estimate, they’re probably about $100 million projects on a per fab base.

S. Biggs	Okay. Thank you very much.

Operator	Our next question is a follow up question from Ben Pang. Please go ahead.

B. Pang	One follow up on the quarter you just reported. Your revenue was above your guidance, right?

B. Nikl	Yes, it was.

B. Pang	And the upside was primarily due to the flat panel stuff, right, or the AMHS right?

B. Nikl	Correct.

S. Schwartz	And it was semi, it was predominantly semi, Ben.

B. Pang	Is it that you guys signed off more revenue or did something else happen in the quarter? That still has a longer lead time, right?

B. Nikl	I would say this with regard to being at the north end of the guidance, Ben. It just was the number of projects that came in completed at the end of the quarter that was a little bit better than our original expectation. We do use percentage of revenue completion accounting because of the nature of these long term construction projects so that sometimes makes the guidance a little bit more problematic as opposed to a product based business.

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B. Pang	Okay, fair enough. Thank you.

Operator	Thank you and at this time I show no further questions. I’d like to turn the conference back over for any concluding comments.

S. Schwartz	Thanks, everyone, for joining us on the call today. We’re available the rest of the day here in Fremont and we look forward to speaking with you again soon.

Operator	Thank you, sir. Ladies and gentlemen, this concludes the Asyst Technologies’ fourth quarter 2005 fiscal year conference call. If you’d like to listen to the replay of today’s conference you may dial 303-590-3000 and enter the access code of 11028179 followed by the pound sign.

Once again thank you for participating in today’s conference. At this time, you may now disconnect.

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